UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2015

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

On October 14, 2015, The Providence Service Corporation (“Providence”) entered into amendments to the Agreement and Plan of Merger and related Escrow Agreement that governed its acquisition of CCHN Group Holdings, Inc. and its subsidiaries, d/b/a Matrix Medical Network (“Matrix”) (the “Amendments”). The Amendments call for the release from escrow by October 21, 2015 of the 946,723 shares of Providence common stock issued to the former stockholders and option holders of Matrix. One half of the escrowed shares were originally to be released on October 23, 2015 with the remaining shares to be released on October 23, 2016. The escrowed shares were placed in escrow to secure indemnification obligations related to certain representations made to Providence regarding healthcare billing and compliance with the Privacy, Security, Breach Notification and Enforcement Rules, known as HIPAA. The Amendments terminated these indemnification obligations effective October 14, 2015.

Also on October 14, 2015, Providence entered into an agreement (the “Purchase Agreement”) with Welsh, Carson, Anderson & Stowe XI, L.P. and certain of its affiliates (“Welsh Carson”). Following the release of the shares from escrow, the Purchase Agreement calls for Providence to purchase 707,318 of such released shares from Welsh Carson and certain of its affiliates for an aggregate purchase price of $29 million (or $41.00 per share). Providence intends to fund this purchase through a combination of borrowing on its revolving credit facility and cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: October 16, 2015	By:	/s/ David Shackelton
	Name:	David Shackelton
	Title:	Senior Vice President and Chief Financial Officer